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                                                                    EXHIBIT 3.53


                            ARTICLES OF INCORPORATION

                                       OF

                       PARAGON CONTRACTING SERVICES, INC.


                                ARTICLE I - NAME

                     The name of this corporation shall be:

                       PARAGON CONTRACTING SERVICES, INC.

                              ARTICLE II - DURATION

                   This corporation shall exist in perpetuity.

                              ARTICLE III - PURPOSE

         1. The general nature of the business and the object and purposes proposed to be transacted and carried on, are to do any and all of the things mentioned herein, as fully and to the same extent as natural persons might or could do.

         2. To take, acquire, buy, hold, own, maintain, work, develop, sell, convey, lease, mortgage, exchange, improve and otherwise invest in and dispose of real estate and real property or any interest or rights therein without limit as to the amount to do all things and engage in all activities necessary and proper or incidental to the business of investing in and developing real estate.

         3. To sell at wholesale and retail and do deal in any manner whatever in all types and descriptions of property; to do all things and engage in all activities necessary and proper or incidental to wholesale and retail business.

         4. To purchase, acquire, hold, and dispose of stocks, bonds, and other


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obligations including judgments, interest, accounts or debts of any corporation, domestic or foreign (except moneyed or transportation or banking, or insurance corporations) owning or controlling any articles which are or might be or become useful in the business of this company, and to purchase, acquire, hold and dispose of stocks, bonds or other obligations including judgments, interest, accounts or debts of any corporation, domestic or foreign (except moneyed or transportation or banking or insurance corporations) engaged in a business similar to that of this company, or engaged in the manufacture, use or sale of property, or in the construction or operation of works necessary or useful in the business of this company, or in which, or in connection with which, the manufactured articles, product or property of this company may be used, or of any corporation with which this corporation is or may be used, or of any corporation with which this corporation is or may be authorized to consolidate according to law, and this company may issue in exchange therefor the stocks, bonds or other obligations of this company.

         5. To purchase, take and lease, or in exchange, hire or otherwise acquire any real or personal property, rights or privileges suitable or convenient for any of the purposes of this business, and to purchase, acquire, erect and construct, make improvement of buildings or machinery, stores or works, insofar as the same may be appurtenant to or useful for the conduct of the business as above specified, but only to the extent to which the company may be authorized by the statutes under which it is organized.

         6. To acquire and carry on all or any part of the business or property of any


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company engaged in a business similar to that authorized to be conducted by this company, or with which this company is authorized under the laws of this state to consolidate, or whose stock the company under the laws of this state and the provisions of this certificate is authorized to purchase and to undertake in conjunction therewith, any liabilities or any person, firm, association, or company described as aforesaid, possessing of property suitable for any of the purposes of this company, or for carrying on any business which this company is authorized to conduct, and as for the consideration for the same to pay cash or to issue shares, stocks and obligations of this company.

         7. To purchase, subscribe for or otherwise acquire and to hold the shares, stocks or obligations of any company organized under the laws of this state or of any other state, or of any territory of the United States, or of any foreign country, except moneyed or transportation or banking or insurance corporations, and to sell or exchange the same, or upon the distribution of assets or divisions of profits, to distribute any such shares, stocks, or obligations or proceeds thereof among the stockholders of this company.

         8. To borrow or raise money for any purposes of the company, and to secure the same and interest, or for any other purpose, to mortgage all or any part of the property corporeal or incorporeal rights or franchises of this company now owned or hereafter acquired, and to create, issue, draw and accept and negotiate bonds and mortgages, bills of exchange, promissory notes or other obligations or negotiable instruments.


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         9.       To guarantee the payment of dividends or interest on any
shares, stocks, debentures or other securities issued by, or any other contract or obligation of, any corporation described as aforesaid, whenever proper or necessary for the business of the company, and provided the required authority be first obtained for that purpose, and always subject to the limitations herein prescribed.

         10. To acquire by purchase or otherwise own, hold, buy, sell, convey, lease, mortgage or incumber real estate or other property, personal or mixed.

         11. To buy, sell, and generally trade in, store, carry and transport all kinds of goods, wares, merchandise, provisions and supplies.

         12. To do and perform and cause to be done or performed each, any and all of the acts and things above enumerated, and any and all other acts and things insofar as the same any be incidental to or included in any or all of the general powers given, always provided on the grant of the foregoing enumerated powers is upon the express condition precedent that the various powers above enumerated shall be exercised by said company only in case the same are authorized to be exercised by the acts above recited under which said company is organized, and the same shall be exercised by said company only in the manner and to the extent that the same may be authorized to be exercised under the said acts above recited under which it was organized. The said corporation may perform any part of its business outside the State of Florida, in the other states or colonies of the United States of America, and in all foreign countries.

         13. And further for the purpose of transacting any and all lawful businesses.

                           ARTICLE IV - CAPITAL STOCK


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         This corporation is authorized to issue 1,000 shares of ONE DOLLAR AND
NO/100 ($1.00) par value common stock.

                          ARTICLE V - PREEMPTIVE RIGHTS

         Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he/she already holds, shall have the right to purchase his/her pro rata share thereof (as nearly as may be done without issuance or fractional shares) at the price at which it is offered to others.

                ARTICLE VI - INITIAL REGISTERED OFFICE AND AGENT

         The street address of the initial registered office of this corporation is 1200 S. Pine Island Road, Ft. Lauderdale, Florida 33324 and the name of the initial registered agent of this corporation at that address is CT Corporation.

                         ARTICLE VII - PRINCIPAL OFFICE

         The principal office of the corporation is 1200 S. Pine Island Road, Suite 600, Plantation, Florida 33324.

                    ARTICLE VIII - INITIAL BOARD OF DIRECTORS

         This corporation shall have three (3) directors initially. The number of directors may be either increased or diminished from time to time by the bylaws, but shall not be less than three (3). The names and addresses of the initial directors of this corporation are:

            Jere D. Creed, M.D.                   J. Clifford Findeiss, M.D
            1200 S. Pine Island Road              1200 S. Pine Island Road
            Suite 600                             Suite 600
            Plantation, Florida 33324             Plantation, Florida 33324


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            George W. McCleary, Jr.
            1200 S. Pine Island Road
            Suite 600
            Plantation, Florida 33324

                            ARTICLE IX - INCORPORATOR

The name and address of the person signing these articles is:

                            Neesa K. Warlen, Esq.
                            1200 S. Pine Island Road
                            Suite 600
                            Plantation, Florida 33324

                          ARTICLE X - AMOUNT OF CAPITAL

         The amount of capital with which this corporation will begin business will be not less than Five Hundred Dollars ($500.00).

                               ARTICLE XI - BYLAWS

         The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors and the shareholders.

               ARTICLE XII - APPROVAL OF SHAREHOLDERS REQUIRED FOR MERGER

         The approval of the shareholders of this corporation to any plan of merger shall be required in every case, whether or not such approval is required by law.

                         ARTICLE XIII - INDEMNIFICATION

         The corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

                             ARTICLE XIV - AMENDMENT

         This corporation reserves the right to amend or repeal any provision contained in these articles of incorporation, or any amendment hereto, and any right conferred upon


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the shareholders is subject to this reservation.

         IN WITNESS WHEREOF, the undersigned subscriber has executed these articles of incorporation this 28th day of November, 1995.


                                            /s/ Neesa K. Warlen, Subscriber

STATE OF FLORIDA
                    SS
COUNTY OF BROWARD

         BEFORE ME, a notary public authorized to take acknowledgements in the state and county set forth above, personally appeared Neesa K. Warlen, personally known to me to be the person who executed the foregoing or who produced _____________________, who executed the foregoing articles of incorporation, and he/she acknowledged before me that he/she executed those articles of incorporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 28th day of November, 1995.


                                               /s/ JOANN LOCH
                                               Notary Public, State of
                                               Florida


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